Exhibit 107
Exhibit Fee Table

Calculation of Filing Fee Tables
SCHEDULE 14A
(Form Type)

Alleghany Corporation
(Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction		Fee rate	Amount of Filing Fee
Fees to Be Paid	$11,569,357,927.78	(1)	.0000927	$1,072,479.48	(2)
Fees Previously Paid	–			–
Total Transaction Valuation	$11,569,357,927.78
Total Fees Due for Filing				$1,072,479.48
Total Fees Previously Paid				–
Total Fee Offsets				–
Net Fee Due				$1,072,479.48
(1)
Aggregate number of securities to which transaction applies: As of April 4, 2022, the maximum number of shares of Company common stock to which this transaction applies is estimated to be 13,642,789, which consists of (a) 13,454,888 shares of Company common stock, par value $1.00 per share; (b) 90,128 shares of Company common stock underlying outstanding restricted stock units; and (c) 97,773 shares of Company common stock underlying outstanding restricted stock units subject to performance-based vesting, which assumes maximum level of performance.

(2)
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Estimated solely for the purposes of calculating the filing fee, as of April 4, 2022, the underlying value of the transaction was calculated based on the product of 13,642,789 shares of Company common stock (including 90,128 shares underlying restricted stock units and 97,773 shares underlying performance restricted stock units). In accordance with Section 14(g) of the Exchange Act, the filing fee was determined by multiplying the amount calculated in the preceding sentence by .0000927.

Table 2: Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims		–	–	–		–
Fee Offset Sources	–	–	–		–		–